EXHIBIT 10.1

LNG SALE AND PURCHASE AGREEMENT
(FOB)

Dated        December 11, 2011

BETWEEN
SABINE PASS LIQUEFACTION, LLC
(Seller)
AND
GAIL (INDIA) LIMITED
(Buyer)

i

LNG SALE AND PURCHASE AGREEMENT
THIS LNG SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of December 11, 2011 (the “Effective Date”), by and between Sabine Pass Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 800, Houston, TX 77002 (“Seller”), and GAIL (India) Limited, a company incorporated and existing under the laws of India whose principal place of business is located at 16, Bhikaiji Cama Place, R.K. Puram, New Delhi, India 110066 (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.
Recitals

(1)
Seller's Affiliate, Sabine Pass LNG, L.P. (“SPLNG”), owns and operates a liquefied natural gas (“LNG”) receiving and regasification terminal situated on the Pass Channel of the Sabine Neches Waterway in southwest Cameron Parish, Louisiana;

(2)
Seller is developing and intends to construct, own and operate liquefaction facilities of up to four (4) modules, each capable of producing approximately four decimal two (4.2) million tonnes per annum of LNG production capacity, which will be operated simultaneously with a portion of the currently existing LNG import capacity at the Sabine Pass Facility, making the Sabine Pass Facility a bi-directional LNG import and export terminal;

(3)	SPLNG provides berthing, storage, regasification, and other services at the Sabine Pass Facility to Cheniere Energy Investments, LLC (“CEI”), an Affiliate of Seller;

(4)	Buyer desires to purchase LNG at the Sabine Pass Facility and transport such LNG to one or more Discharge Terminals; and

(5)	Seller and Buyer desire to execute a definitive agreement setting out the Parties' respective rights and obligations in relation to the sale and purchase of LNG.
It is agreed:

1.	Definitions and Interpretation

1.1	Definitions
The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 21.1.2;

Acceptable Credit Rating:
a credit rating that is at least Baa 1 by Moody's Investors Service Ltd. or BBB+ by Standard & Poor's Financial Services LLC or Fitch Ratings Ltd. or a comparable rating from an internationally recognized credit rating agency;

ACQ:	as defined in Section 5.1.1;

Actual Laytime:	as defined in Section 7.12.2;
Adjusted Annual Contract Quantity

or AACQ:	as defined in Section 5.2;

Adverse Weather Conditions:
weather or sea conditions actually experienced at or near the Sabine Pass Facility that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production capability of the Sabine Pass Facility;

Affiliate:
with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise;

Agreement:	this agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Section 7.12.1;

Annual Delivery Program or ADP:	as defined in Section 8.2.3;

Applicable Laws:
in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:
any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or, where applicable, filed with any Governmental Authority, including the Export Authorizations;

Bankruptcy Event:
with respect to any Person: (i) such Person's suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person's debts, (ii) such Person's making of a general assignment or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 22, (iii) any filing, or consent by answer by such Person to the filing against it, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or (iv) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) entered for the winding up, bankruptcy, liquidation, dissolution, custodianship or administration with respect to such Person or any substantial part of such Person's property; (b) constituting an order for relief with respect to such Person; (c) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (d) approving any petition filed in bankruptcy or insolvency law against such Person;

Bridging Period:	as defined in Section 4.5.1;

Bridging Start Date:	as defined in Section 4.5.1;

Bridging Volume:	as defined in Section 4.5.2;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America;

Buyer:	as defined in the Preamble;

Buyer Taxes:	as defined in Section 11.3;

Cargo DoP Payment:	as defined in Section 5.6.2;

Cargo DoP Quantity:	as defined in Section 5.6.2;

Cargo Shortfall Quantity:	as defined in Section 5.5.2;

CEI:	as defined in the Recitals;

Claim:
all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Composite ADP:	as defined in Section 8.2.4;

Conditions Precedent:	as defined in Section 2.2.1;

Confidential Information:	as defined in Section 19.1;

Connecting Pipeline:	each of the Creole Trail Pipeline, the Kinder Morgan Louisiana Pipeline, or such other pipeline as may be interconnected to the Sabine Pass Facility, as applicable;

Contract Year:	as defined in Section 4.4;

Cover Damages:	as defined in Section 5.5.3(a);

CP Deadline:	as defined in Section 2.2.3;

CP Fulfillment Date:	as defined in Section 2.2.2;

Creole Trail Pipeline:	that certain Gas pipeline, owned and operated by the Cheniere Creole Trail Pipeline, L.P., which interconnects with the Sabine Pass Facility in

Cameron Parish, Louisiana, and extending for approximately ninety-two (92) miles to a point of interconnection with major interstate Gas pipelines near De Quincy, Louisiana; and which may in the future be extended by approximately fifty (50) miles (upon such election by Cheniere Creole Trail Pipeline, L.P.) to a point of interconnection with a major interstate Gas pipeline near Rayne, Louisiana;

CSP:	as defined in Section 9.1.1;

Cubic Meter:
in relation to Gas, the quantity of dry ideal Gas, at a temperature of fifteen (15) degrees Celsius and a pressure of one hundred one decimal three two five (101.325) kilopascals absolute contained in a volume of one (1) cubic meter;

Date of First Commercial Delivery:	as defined in Section 4.2;

Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time in Cameron Parish, Louisiana;

Delivery Point:	as defined in Section 6.1;

Delivery Window:
a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;

Designated Train:	the fourth Train that is commercially operable, as determined in accordance with Section 4.3;

Direct Agreement:	as defined in Section 22.4.2;

Discharge Terminal:
with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant as specified in the ADP or Ninety Day Schedule, as applicable;

Dispute:
any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Effective Date:	as defined in the Preamble;

ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;

Expert:	a Person agreed upon or appointed in accordance with Section 21.2.1;

Export Authorizations:	the FTA Export Authorization and the Non-FTA Export Authorization, either individually or together (as the context requires);

FID:	as defined in Section 2.2.1(c);

Final Contract Year:	as defined in Section 4.4(b);

Final Window Period:	as defined in Section 4.2.4;

First Contract Year:	as defined in Section 4.4(a);

First Window Period:	as defined in Section 4.2.1;

Force Majeure:	as defined in Section 14.1;

Foundation Customer:
(a) Buyer; and (b) any other customer of Seller, other than an Affiliate of Seller, that enters into an LNG purchase agreement for the purchase and export of no less than zero decimal seven (0.7) million metric tonnes per annum of LNG from the Sabine Pass Facility, with a minimum term of twenty (20) years and an effective date on or prior to the FID for such customer's designated LNG production train located at the Sabine Pass Facility;

Foundation Customer Priority:	as defined in Section 14.7;

FTA Export Authorization:
that certain order number 2833 of the Office of Fossil Energy of the U.S. Department of Energy, dated September 7th, 2010, granting to Seller the long-term, multi-contract authorization to export up to the equivalent of approximately sixteen (16) million metric tonnes per annum of LNG by vessel from the Sabine Pass Facility for a thirty (30) year term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

Governmental Authority:
any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline or the Sabine Pass Facility, the Sabine Pass Facility, LNG in the Sabine Pass Facility, an LNG Tanker, a Transporter, the last disembarkation port of an LNG Tanker, a Discharge Terminal, or any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:
the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

Guarantor:	any Person approved by Seller with an Acceptable Credit Rating;

Guaranty:
an irrevocable payment guaranty, substantially in the form attached as Exhibit C hereto, which is executed by a Guarantor in favor of Seller, and delivered to Seller, to the extent required pursuant to Section 15.3;

HH:
the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange's Henry Hub natural gas futures contract for the Month in which the relevant cargo's Delivery Window is scheduled to begin;

ICC:	as defined in Section 21.2.1;

Indemnified Party:	as defined in Section 15.4(a);

Indemnifying Party:	as defined in Section 15.4(a);

Inspection Maintenance Quantity:	as defined in Section 5.4.2;

International LNG Terminal Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Sabine Pass Facility, Seller, or Seller's operator; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals or LNG liquefaction terminals, as the case may be, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:
the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization; (ii) the Oil Companies International Marine Forum

(OCIMF); (iii) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (or any successor body of the same); (iv) the International Navigation Association (PIANC); (v) the International Association of Classification Societies; and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; (ii) with respect to Seller, the International LNG Terminal Standards;

In-Transit Final Notice:	as defined in Section 7.9.3(d);

In-Transit First Notice:	as defined in Section 7.9.2;

In-Transit Second Notice:	as defined in Section 7.9.3(a);

In-Transit Third Notice:	as defined in Section 7.9.3(c);

Kinder Morgan Louisiana Pipeline:
a high pressure gas pipeline owned and operated by Kinder Morgan Louisiana Pipeline LLC, a Delaware limited liability company, which extends approximately one hundred and thirty-seven (137) miles east and north from, and interconnects with, the Sabine Pass Facility;

Lender:
any Person, other than a shareholder of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Sabine Pass Facility, including any export credit agency, funding agency, bondholder, insurance agency or similar institution in relation to the provision of finance or financial support;

Lenders' Agent:	as defined in Section 22.4.1;

LIBOR:	on or from any Day, the percentage rate per annum published two (2) London Banking Days before that Day (or, if that Day is not a London Banking Day,

published two (2) London Banking Days before the nearest preceding London Banking Day) at 11:00 a.m. London time, by the British Bankers Association that appears on the Reuters Screen LIBOR01 page as three (3) Month USD LIBOR or, if no such rate is published, such other rate representing the cost of three (3) Month USD funds in the London interbank lending market on that Day as reasonably agreed by the Parties;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Tanker(s):	an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses, or intends to use, in connection with this Agreement;

Loading Port:	the port where the Sabine Pass Facility is located, in the vicinity of Cameron Parish, Louisiana, or the port at an alternate supply source pursuant to Section 3.1.2;

London Banking Day:	any Day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England;

Loss:
any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys' and accountants' fees and expenses;

Major Scheduled Maintenance Quantity:	as defined in Section 5.4.1;

Measurement Dispute:	as defined in Section 21.2.1;

Mitigation Sale:	as defined in Section 5.5.3(b);

MMBtu:	one million (1,000,000) Btus;

Month:
each period of time which starts at 00:00 local time in Cameron Parish, Louisiana on the first Day of each calendar month and ends at 24:00 local time in Cameron Parish, Louisiana on the last Day of the same calendar month;

Ninety Day Schedule:	as defined in Section 8.4;

Non-FTA Export Authorization:
that certain order number 2961 of the Office of Fossil Energy of the U.S. Department of Energy, dated May 20th, 2011, granting to Seller the long-term, multi-contract authorization to export up to the equivalent of approximately sixteen (16) million metric tonnes per annum of LNG by vessel from the Sabine Pass Facility for a twenty (20) year term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	the notice of readiness issued by an LNG Tanker in accordance with Section 7.10.1;

Off-Spec LNG:	as defined in Section 12.3.1;

Operational Tolerance:	as defined in Section 5.5.3(c);

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;

P&I Insurance:	as defined in Section 15.6(b);

Party:	Buyer or Seller, and Parties means both Buyer and Seller;

Payor:	as defined in Section 11.4;

PBS:
the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority;

Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, mooring and unmooring of such LNG Tanker;

Port Charges:
all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or its operator on behalf of such users) to the West Cameron, Louisiana Port Commission and Jefferson County, Texas Waterway and Navigation District;

Port Liability Agreement:
an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1, in the form attached in Exhibit B hereto as may be amended pursuant to Section 7.7.4;

Provisional Invoice:	as defined in Section 10.1.6(a);

Reasonable and Prudent Operator:
a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Regasification Capacity Users:	from time to time, Persons purchasing LNG terminalling services from SPLNG, regardless of the short-term or long-term duration of the underlying terminal use agreement;

Round-Down Quantity:	as defined in Section 5.3.2;

Round-Up Quantity:	as defined in Section 5.3.1;

Rules:	as defined in Section 21.1.2;

Sabine Liquefaction Facility:
the facilities that Seller is developing and intends to construct, own and operate adjacent to, or at the same location as the existing LNG receiving and regasification terminal in Cameron Parish, Louisiana owned by SPLNG, including the liquefaction trains and associated facilities, both inside and outside the

LNG plant, the Gas pretreatment and processing facilities, and all other related facilities inclusive of the Designated Train and all other trains;

Sabine Pass Facility:
(i) the existing LNG receiving and regasification terminal owned by SPLNG, including storage tanks, utilities, jetties, berthing and marine facilities, and all other related facilities; and (ii) the Sabine Liquefaction Facility;

Sabine Pass Marine Operations Manual:	as defined in Section 7.8;

SCF:
for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;

Second Window Period:	as defined in Section 4.2.2;

Seller:	as defined in the Preamble;

Seller Aggregate Liability:	as defined in Section 15.2.6(b);

Seller Liability Cap:	as defined in Section 15.2.6(c);

Seller Taxes:	as defined in Section 11.2;

SI:	the International System of Units;

Specifications:	as defined in Section 12.1;

SPLNG:	as defined in the Recitals;

Term:	as defined in Section 4.1.1;

Terminating Party:	as defined in Section 20.2.1;

Termination Events:	as defined in Section 20.1;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Section 15.4(a);

Third Window Period:	as defined in Section 4.2.3;

Train:
an LNG production train located at the Sabine Liquefaction Facility, including those facilities included in the Sabine Pass Facility that are necessary to enable Seller to fulfill its obligations to Buyer from such LNG production train;

Transporter:	any Person who is a registered or disponent owner of, or any Person who contracts with the same or with Buyer for the purposes of providing, operating, or chartering any of the LNG Tankers;

USD or US$:	the lawful currency from time to time of the United States of America;

X0:	the constant applicable on the Effective Date and equal to USD three decimal zero zero per MMBtu (US$3.00/MMBtu); and

Xy:	the constant applicable for a given Contract Year expressed in USD per MMBtu and calculated in accordance with Section 9.1.2.

1.2	Interpretation
For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2
References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	All references to a Person shall include such Person's successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1
If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2
If the Parties fail to agree on a replacement rate or index, the Parties may submit such issue to an Expert pursuant to Section 21.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 21.1.

1.3.3
If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4
If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the index from the geographic location closest in proximity to the unpublished index from the same publication in effect for the particular date adjusted by the difference between the same indices from the most recent publication published prior to the particular date, unless otherwise provided in this Agreement.

1.3.5	If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

2.	Approvals and Conditions Precedent

2.1	Approvals

2.1.1
Seller shall obtain and maintain in force both Export Authorizations (as in effect on the Effective Date or as may be modified thereafter in a manner that does not adversely affect Buyer) at all times, except as may be excused by Force Majeure; provided, however, the Parties acknowledge that the Non-FTA Export Authorization, unless extended, will expire in accordance with its terms prior to the end of the Term, and the Parties agree that such expiration of the Non-FTA Export Authorization shall not be a violation by Seller of this Section 2.1.1. If the Non-FTA Export Authorization expires, as set forth in the preceding sentence, prior to the end of the Term, then upon expiration of the Non-FTA Export Authorization, Buyer shall have a right to terminate this Agreement pursuant to Section 20.1.14 without Seller incurring any liability with respect to such termination by Buyer.

2.1.2
Buyer and Seller shall use reasonable efforts to obtain and maintain in force, and shall use reasonable efforts to cause its Affiliates to obtain and maintain in force the Approvals (other than the Export Authorizations, which shall be governed by Section 2.1.1 above) which are required for the performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.1.3
If the laws of the United States of America do not require maintenance of or compliance with one or both Export Authorization(s) to export LNG from the United States of America, then for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s), rights to terminate this Agreement and claims of Force Majeure) in respect of any such Export Authorization(s).

2.2	Conditions Precedent

2.2.1	The Parties recognize and agree that this Agreement (other than the provisions of this Section 2.2 and Sections 1, 2.1, 4.1, 14.1 to 14.6, and 15

to 26, which shall all be in full force and effect as of the Effective Date) shall not become effective unless and until each of the following conditions precedent (the “Conditions Precedent”) have been satisfied or waived:

(a)
Seller has received all Approvals required to construct and operate the Designated Train and any new or modified existing facilities at the Sabine Pass Facility needed to enable Seller to fulfill its obligations under this Agreement (not including any Approvals which will not be issued until after construction is commenced);

(b)
Seller has secured the necessary financing arrangements to construct and operate the Sabine Liquefaction Facility and any new or modified existing facilities related thereto in respect of the Designated Train;

(c)
Seller has taken a positive final investment decision in respect of the Designated Train (“FID”), in its sole discretion, to construct the liquefaction facilities and to construct any other required facilities, or modify existing facilities, in relation to the addition of any liquefaction facilities in respect of the Designated Train; and

(d)	the Approvals required for Seller to export LNG from the Designated Train are in full force and effect.

2.2.2
Promptly upon satisfaction of each of the Conditions Precedent, Seller shall notify Buyer of such satisfaction. Satisfaction of each Condition Precedent can be waived only by Seller upon notice to Buyer. The date that the last of the Conditions Precedent is fulfilled or waived shall be the “CP Fulfillment Date”. At Buyer's request, Seller shall meet with Buyer on a reasonably frequent basis (but not less than one meeting every three (3) Months) to advise Buyer on the progress of the satisfaction of each of the Conditions Precedent.

2.2.3
Seller shall endeavor in good faith to satisfy or procure the satisfaction of each Condition Precedent by June 30th, 2013 (as may be revised in accordance with Section 2.2.4, the “CP Deadline”) or as soon thereafter as is reasonably practicable.

2.2.4
If any Condition Precedent is not satisfied by the CP Deadline (as such CP Deadline may be revised pursuant to this Section 2.2.4), in circumstances other than where it has been waived in accordance with Section 2.2.2, Seller shall give notice to that effect to Buyer and, if requested by Buyer, shall provide an explanation of the reason for the delay in satisfaction of the Conditions Precedent and the revised date by which it is reasonably expected that all Conditions Precedent will be satisfied. If the Parties agree in writing to change the deadline for satisfaction of the Conditions Precedent to the revised date notified by Seller or another later date, such revised date shall be deemed the CP Deadline for all purposes of this Agreement.

2.2.5
If any Condition Precedent has been neither satisfied nor waived by the CP Deadline (as such CP Deadline may be revised pursuant to Section 2.2.4), then at any time after such CP Deadline either Party may give to the other Party a notice of termination of this Agreement. Such notice of termination shall be effective in accordance with Section 20.2 if any Condition Precedent remains neither satisfied nor waived prior to such date.

3.	Subject Matter

3.1	Sale and Purchase

3.1.1
Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2
Seller intends to load cargoes from the Sabine Pass Facility, but, subject to the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller may deliver cargoes to Buyer from any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

(b)	Seller has agreed to reimburse Buyer an amount equal to Buyer's reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source;

(c)
the delivery of LNG at an alternate source is necessitated by operational conditions affecting the Sabine Pass Facility that have reduced the capability of the Sabine Pass Facility to produce or load LNG, despite Seller having acted as a Reasonable and Prudent Operator;

(d)	the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform other cargo receipts and deliveries in a timely fashion;

(e)	the facilities at the alternate source are compatible with LNG Tankers;

(f)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer; and

(g)	any other condition reasonably imposed by Buyer has been satisfied by Seller to Buyer's reasonable satisfaction.
If the alternate Gas liquefaction facility proposed by Seller is located in the United States of America Gulf Coast and is owned and operated by Seller or an Affiliate of Seller, then the condition set forth in Section 3.1.2(c) above shall not apply.

3.2	Facilities

3.2.1
During the period from the Effective Date and continuing through the Date of First Commercial Delivery, Seller shall proceed diligently to construct, test, commission, maintain and operate the Sabine Pass Facility in accordance with the standards and specifications set forth in Section 7.2.2, or cause same to occur, so as to enable Seller to fulfill its obligations to Buyer under this Agreement.

3.2.2
Subject to Section 2.1.1, Seller covenants that, acting as a Reasonable and Prudent Operator, it shall at all relevant times from the Date of First Commercial Delivery and continuing throughout the Term own, or have access to and use of, and maintain and operate or cause to be maintained and operated, consistent with International Standards and subject to all Applicable Laws, the Sabine Pass Facility so as to enable Seller to fulfill its obligations to Buyer under this Agreement.

3.3	Destination
Subject to Section 26.1 and notwithstanding the Discharge Terminal corresponding to any cargo in the ADP or Ninety Day Schedule, Buyer shall be free to (i) sell such LNG free on board at the Sabine Pass Facility or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

4.	Term

4.1	Term

4.1.1
Term. This Agreement shall enter into force and effect as set forth in Section 2.2.1 and, subject to Section 20, shall continue in force and effect until the twentieth (20th) anniversary of the Date of First Commercial Delivery, unless extended pursuant to Section 4.1.2 (the “Term”).

4.1.2	Extension of Term.

(a)	On or before the seventeenth (17th) anniversary of the Date of First Commercial Delivery, Buyer may, by notice to Seller, extend the Term of this Agreement as to any portion of the ACQ by a period of up to ten (10) years beyond the initial twenty (20) years as set forth in Section 4.1.1, provided that:

(i)
(x) the sum of the portion of the ACQ that Buyer has elected to extend, and the ACQs of all other customers purchasing LNG or liquefaction services from the Sabine Liquefaction Facility at all times during the extension period elected by Buyer is equal to or greater than one hundred eighty-two million five hundred thousand (182,500,000) MMBtu, or (y) Buyer agrees to increase its ACQ during the extension period elected by Buyer such that the sum of Buyer's ACQ and the ACQs of all other customers purchasing LNG or liquefaction services from the Sabine Liquefaction Facility during the extension period elected by Buyer is equal to or greater than one hundred eighty-two million five hundred thousand (182,500,000) MMBtu; and

(ii)
Seller is able, by the exercise of reasonable efforts, to maintain in effect all Approvals necessary for the continued operation of the Sabine Liquefaction Facility during the extension period elected by Buyer.

(b)
If Seller is unable to maintain in effect all such Approvals during the entire extension period elected by Buyer, Seller shall inform Buyer of the period during which it can maintain such Approvals, and Buyer may, by giving Seller notice no later than thirty (30) Days following receipt of Seller's notice pursuant to this Section 4.1.2(b), modify its election made pursuant to this Section 4.1.2 such that the extension period is coincident with the period during which Seller can maintain such Approvals.

(c)
If the Term is extended pursuant to this Section 4.1.2, the Parties shall make such revisions to this Agreement as are necessary to give effect to such extension, including Sections 5.1.1, 5.4.1(e), and 7.16.1(a).

4.2	Date of First Commercial Delivery
Subject to Section 4.3, the Day notified by Seller to Buyer on which Seller anticipates that the Designated Train will become commercially operable shall be the “Date of First Commercial Delivery”, which Day shall be determined by taking into account development and construction schedules, as set forth below.

4.2.1
The period that begins on the first Day of the Month that follows the date that is sixty-eight (68) Months after the CP Fulfillment Date and ends one hundred eighty (180) Days later shall be the “First Window Period”. In

Seller's sole discretion Seller may propose an earlier starting date of the First Window Period to Buyer; provided that Seller shall provide such notice, if any, not later than December 31st, 2012. Buyer shall use reasonable efforts to accept such earlier starting date of the First Window Period, but is not obligated to do so. Within sixty (60) Days of receipt of such notice, Buyer shall provide notice of Buyer's acceptance or rejection of such proposed earlier starting date of the First Window Period.

4.2.2
Seller shall notify Buyer, at least one hundred twenty (120) Days prior to the commencement of the First Window Period of a ninety (90) Day period falling within the First Window Period (“Second Window Period”) during which the Date of First Commercial Delivery shall occur, or, in the absence of notification by Seller in accordance with this Section 4.2.2, the Second Window Period shall be deemed to be the last ninety (90) Days of the First Window Period.

4.2.3
Seller shall notify Buyer at least ninety (90) Days prior to the commencement of the Second Window Period of a sixty (60) Day period falling within the Second Window Period (“Third Window Period”) during which the Date of First Commercial Delivery shall occur, or, in the absence of notification by Seller in accordance with this Section 4.2.3, the Third Window Period shall be deemed to be the last sixty (60) Days of the Second Window Period.

4.2.4
Seller shall notify Buyer at least sixty (60) Days prior to the commencement of the Third Window Period of a thirty (30) Day period falling within the Third Window Period (“Final Window Period”) during which the Date of First Commercial Delivery shall occur, or, in the absence of notification by Seller in accordance with this Section 4.2.4, the Final Window Period shall be deemed to be the last thirty (30) Days of the Third Window Period.

4.2.5
Seller shall notify Buyer at least forty-five (45) Days prior to the commencement of the Final Window Period of the Day within the Final Window Period which shall be the Date of First Commercial Delivery, or, in the absence of notification by Seller in accordance with this Section 4.2.5, the Date of First Commercial Delivery shall be deemed to be the last Day of the Final Window Period.

4.2.6
Subject to Section 4.3, the Date of First Commercial Delivery shall be the date so notified pursuant to this Section 4.2, regardless of whether any LNG is scheduled for delivery to Buyer or whether any LNG is in fact so delivered. Seller will provide non-binding good faith estimates of the Date of First Commercial Delivery from time to time, as credible and relevant information is available. Each window period identified in this Section 4.2 may be extended, and the Date of First Commercial Delivery may be deferred on a Day-for-Day basis, in the event of Force Majeure affecting Seller.

4.3	Delayed Date of First Commercial Delivery

4.3.1
Notwithstanding Section 4.2 to the contrary, if the Designated Train has not become commercially operable by the last Day of the Final Window Period as specified in Section 4.2.4, the Date of First Commercial Delivery shall be the first Day on which the Designated Train is commercially operable, as notified by Seller. For all purposes of this Agreement, the Designated Train shall not be considered “commercially operable” unless it has been commissioned, it is capable of delivering LNG in quantities sufficient and quality necessary to permit Seller to perform its obligations hereunder, and it is constructed in compliance with Section 7.2.2.

4.3.2
If the Date of First Commercial Delivery does not occur within one hundred eighty (180) Days after the last Day of the Final Window Period (as such window period may have been extended pursuant to Section 4.2.6 due to Force Majeure), Buyer may elect to terminate this Agreement pursuant to Section 20.1.9 by delivering notice of such election to Seller no later than two hundred ten (210) Days after the last Day of the Final Window Period (as such window period may have been extended pursuant to Section 4.2.6 due to Force Majeure).

4.4	Contract Year
References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)	the first Contract Year is the period of time beginning on the Bridging Start Date and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

4.5	Bridging Volumes

4.5.1
Beginning on the date that the second Train becomes commercially operable as notified by Seller to Buyer (“Bridging Start Date”), and ending on the earlier of (i) the Date of First Commercial Delivery, or (ii) one hundred and eighty (180) Days after the last Day of the Final Window Period (as such window period may have been extended pursuant to Section 4.2.6 due to Force Majeure) (the “Bridging Period”), Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, and Buyer shall take and pay for, or compensate Seller if not taken, LNG in cargoes at the Delivery Point pursuant to the provisions of this Section 4.5. Seller shall provide to Buyer notices on a good faith basis of the Bridging

Start Date that reflect, mutatis mutandis, the dates for notices of the Date of First Commercial Delivery as set forth in Section 4.2; provided, however, that if the second Train has not become commercially operable by the last Day of the final window period, the Bridging Start Date shall be the first Day on which the second Train is commercially operable, as notified by Seller, and Section 4.3.2 shall not apply with respect to the second Train.

4.5.2
The ACQ for any Contract Year which commences during the Bridging Period shall be an amount equal to ten million four hundred thousand (10,400,000) MMBtus (the “Bridging Volume”); provided, however, if such Contract Year does not begin on January 1st, or if the Bridging Period ends prior to December 31st of such Contract Year, then the Bridging Volume for such Contract Year shall be equal to ten million four hundred thousand (10,400,000) MMBtus multiplied by the number of Days in the Bridging Period in such Contract Year, divided by three hundred sixty-five (365) Days (or in the case of a leap year, three hundred sixty-six (366) Days). Notwithstanding the foregoing, for any Contract Year during which the Date of First Commercial Delivery occurs, the ACQ for that Contract Year shall equal the Bridging Volume plus the ACQ determined pursuant to Section 5.1.1, as adjusted pursuant to Section 5.1.3.

4.5.3
Prior to the Date of First Commercial Delivery, Seller shall amend the ADP for the Contract Year that includes the Date of First Commercial Delivery to schedule cargoes resulting from the increase in the ACQ for such Contract Year determined pursuant to Section 4.5.2. In amending such ADP, Seller shall solicit a proposed amended ADP from Buyer similar to that specified in Section 8.1.2, and such amended ADP promulgated by Seller shall reflect the exercise by Seller of reasonable efforts to assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer. The provisions of Section 8.3 shall not apply to such ADP amendment, but shall apply with respect to any further amendment thereto. Any Bridging Volume cargo scheduled for delivery after the Date of First Commercial Delivery shall be included in such amended ADP for the applicable Contract Year.

4.5.4
Unless otherwise expressly stated in this Section 4.5, all other provisions contained in this Agreement shall apply mutatis mutandis to Section 4.5 during the Bridging Period. With respect to the Bridging Period, Sections 5.1, 20.1.12 and 20.1.13 shall not apply. With respect to the application of Section 5.4.2 to the Bridging Period, “Designated Train” shall be deemed therein to refer to the “second Train,” the “Date of First Commercial Delivery” shall be deemed therein to refer to the first Day of the Bridging Period, and the amount of any Inspection Maintenance Quantity reduction during the Bridging Period shall not count against the cumulative maximum amount specified in Section 5.4.2(f). With respect to the application of

Sections 20.1.7 and 20.1.8 to the Bridging Period, “fifty percent (50%)” in each of Sections 20.1.7 and 20.1.8 shall be deemed therein to be “one hundred percent (100%)”.

5.	Quantities

5.1	ACQ

5.1.1	The annual contract quantity (“ACQ”) for any Contract Year shall be an amount equal to one hundred eighty-two million five hundred thousand (182,500,000) MMBtu (subject to Section 5.1.3).

5.1.2
The ACQ for purposes of determining all obligations under this Agreement shall be the amount expressed in MMBtus. All references in this Agreement to cargoes or other quantities are solely for operational convenience. Seller shall make available the AACQ on a reasonably even and ratable basis throughout each Contract Year in full cargo lots taking into consideration maintenance periods at the Sabine Pass Facility.

5.1.3
If the First Contract Year does not commence on January 1st, or if the Final Contract Year does not end on December 31st, then for all purposes hereunder the ACQ will be proportionally reduced in each such Contract Year by the proportion that the number of Days in each such Contract Year bears to the total number of Days in the calendar year in which each such Contract Year occurs.

5.2	Adjusted Annual Contract Quantity
The “Adjusted Annual Contract Quantity” or “AACQ”, expressed in MMBtu, for each Contract Year shall be equal to the ACQ for the relevant Contract Year, plus the following:

5.2.1	Round-Up Quantity for such Contract Year, determined in accordance with Section 5.3.1; and

5.2.2	Round-Down Quantity for the previous Contract Year, determined in accordance with Section 5.3.2, and carried forward to the current Contract Year;
less any of the following:

5.2.3	Major Scheduled Maintenance Quantities or Inspection Maintenance Quantities for such Contract Year, if any, determined in accordance with Section 5.4;

5.2.4	Round-Up Quantity taken in the previous Contract Year, determined in accordance with Section 5.3.1, and carried forward as a deduction to the current Contract Year; and

5.2.5	Round-Down Quantity for the current Contract Year, determined in accordance with Section 5.3.2.

5.3	Round-Up/Round-Down Quantities

5.3.1
If, during the development of the Annual Delivery Program, it appears that the delivery during such Contract Year of the ACQ plus the quantities specified in Section 5.2.2, less the quantities specified in Sections 5.2.3 and 5.2.4 would require Seller to make available and Buyer to take a quantity of LNG that is less than a full cargo lot, then Buyer may request, pursuant to Section 8.1.2, that the AACQ be increased by a quantity of LNG sufficient to deliver the AACQ in full cargo lots, and Seller shall use reasonable efforts to accommodate such request. Any quantity included in the Annual Delivery Program pursuant to this Section 5.3.1 shall be considered a “Round-Up Quantity”. In granting requests for Round-Up Quantities, Seller shall act in a non-discriminatory manner among Foundation Customers and shall give priority to the requests of Foundation Customers over the requests of other customers.

5.3.2
If, during the development of the Annual Delivery Program, it appears that the delivery during such Contract Year of the ACQ plus the quantities specified in Section 5.2.2 less the quantities specified in Sections 5.2.3 and 5.2.4 would require Seller to make available and Buyer to take a quantity of LNG that is less than a full cargo lot, but Buyer does not request an increase in the AACQ, or Buyer requests an increase but Seller is unable by the exercise of reasonable efforts to accommodate such request, then the AACQ shall be reduced by an amount (the “Round-Down Quantity”) such that the resulting AACQ can be delivered in full cargo lots.

5.4	Major Scheduled Maintenance and Inspections

5.4.1
Seller shall be entitled to reduce the AACQ in order to perform major scheduled maintenance to the Sabine Liquefaction Facility (the “Major Scheduled Maintenance Quantity”) subject to the following conditions:

(a)
Seller may only exercise its right to such reduction in a Contract Year to the extent it determines, as a Reasonable and Prudent Operator, that major scheduled maintenance is required for operational reasons;

(b)	Seller shall exercise reasonable efforts to schedule such reduction during the Months of July through December;

(c)	Seller shall notify Buyer of its exercise of, and the amount of, Major Scheduled Maintenance Quantity pursuant to Section 8.1.1(b);

(d)	the Major Scheduled Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed six percent (6%) of the ACQ for such Contract Year; and

(e)	the cumulative amount of all Major Scheduled Maintenance Quantity reductions elected by Seller pursuant to this Section 5.4.1 shall not exceed thirty percent (30%) of the ACQ during the initial Term.

5.4.2	Seller shall be entitled to reduce the AACQ in order to perform comprehensive inspections on the Designated Train (the “Inspection Maintenance Quantity”), subject to the following conditions:

(a)
Seller may only exercise its right to such reduction with respect to (i) the initial eighteen (18) Month period following the Date of First Commercial Delivery and (ii) the initial twelve (12) Month period following the tenth (10th) anniversary of the Date of First Commercial Delivery;

(b)
Seller may only exercise its right to such reduction to the extent it is necessary to accommodate a reduction in LNG production from the Designated Train due to the performance of such comprehensive inspection;

(c)	Seller shall notify Buyer of its exercise of, and the amount of, Inspection Maintenance Quantity pursuant to Section 8.1.1(b);

(d)	the Inspection Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed eight decimal three percent (8.3%) of the ACQ for such Contract Year;

(e)	Seller shall not elect a Major Scheduled Maintenance Quantity and an Inspection Maintenance Quantity in the same Contract Year; and

(f)
the cumulative amount of all Inspection Maintenance Quantity reductions elected by Seller pursuant to this Section 5.4.2 shall not exceed sixteen decimal six percent (16.6%) of the ACQ during the initial Term.

5.5	Buyer's Purchase Obligation

5.5.1	During any Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo included in the AACQ and scheduled in the ADP for such Contract Year, less:

(a)
any quantities of LNG not made available by Seller for any reasons attributable to Seller (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer's breach of this Agreement) including quantities not made available by Seller due to Force Majeure affecting Seller or the Sabine Pass Facility; and

(b)	any quantities of LNG not taken by Buyer for reasons of Force Majeure.

5.5.2
If, with respect to any cargo identified in Section 5.5.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.5.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

5.5.3	With respect to any Cargo Shortfall Quantity, Buyer shall pay to Seller Cover Damages, if Cover Damages are a positive amount.

(a)
“Cover Damages” shall be equal to: (i) the CSP multiplied by the Cargo Shortfall Quantity; minus (ii) the proceeds of any Mitigation Sale, if any; minus (iii) reasonable and verifiable savings obtained by Seller (including savings related to avoided fuel Gas for LNG production, transportation and Third Party costs avoided) as a result of the Mitigation Sale as opposed to the sale to Buyer; plus (iv) reasonable, verifiable, incremental costs incurred by Seller as a result of such Mitigation Sale (including costs related to transporting, marketing, selling, and delivery of the Cargo Shortfall Quantity). For purposes of calculating Cover Damages, the CSP shall be determined as of the Month in which the applicable Delivery Window begins.

(b)
Seller shall use reasonable efforts to mitigate its Losses resulting from Buyer's failure to take such Cargo Shortfall Quantity by reselling such Cargo Shortfall Quantity (whether as LNG, Gas, or regasified LNG) to Third Parties (each such sale a “Mitigation Sale”); except that any sale of a quantity of LNG (or Gas or regasified LNG) by Seller to any Third Party that Seller was already obligated to make at the earlier to occur of (i) Buyer's failure to take such LNG; or (ii) Buyer's notice to Seller that it will not take such LNG, is not a Mitigation Sale.

(c)
Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the operational tolerance of two percent (2%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to Gas markets or other commercial considerations), the Cover Damages shall be zero USD (US$0.00).

5.5.4	Any payment that Buyer makes under this Section 5.5 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

5.6	Seller's Delivery Obligation

5.6.1	During any Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo in the AACQ and scheduled in the ADP for such Contract Year, less:

(a)
quantities of LNG not taken by Buyer for any reason attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller's breach of this Agreement), including Force Majeure; and

(b)	quantities of LNG not made available by Seller due to Force Majeure.

5.6.2
Except as otherwise excused in accordance with the provisions of this Agreement, if, during any Contract Year, for any reason other than those specified in Section 5.6.1, Seller does not make available the Scheduled Cargo Quantity with respect to any cargo identified in Section 5.6.1 then the amount by which the Scheduled Cargo Quantity exceeds the quantity of LNG made available by Seller shall be the “Cargo DoP Quantity”. Seller shall make a payment to Buyer for each MMBtu of the Cargo DoP Quantity in an amount equal to: (a) the actual, documented price incurred by Buyer for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity), or, in respect of any Cargo DoP Quantity for which a replacement quantity cannot be purchased, the market price of LNG at such time at the cargo's originally scheduled destination; less (b) the CSP; plus (c) any actual, reasonable, and verifiable costs (if any), incurred by Buyer due to such failure, including costs associated with transportation; plus (d) any actual, verifiable costs incurred by Buyer in respect of idling the LNG Tanker scheduled to load the Cargo DoP Quantity; less (e) actual, reasonable, and verifiable cost savings realized by Buyer due to Seller's failure to make the Scheduled Cargo Quantity available (the “Cargo DoP Payment”). For purposes of calculating the Cargo DoP Payment, CSP shall be determined as of the Month in which the applicable Delivery Window begins.

5.6.3
Notwithstanding the foregoing, if the Cargo DoP Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Sabine Pass Facility, and without regard to Gas markets or other commercial considerations), the Cargo DoP Payment shall be zero USD (US$0.00).

5.6.4	Buyer shall use reasonable efforts to mitigate Seller's liability to make any payments pursuant to this Section 5.6.

5.6.5
In the event the ability of the Sabine Pass Facility to produce and deliver LNG is impaired due to an unscheduled services interruption that does not constitute Force Majeure, Seller shall comply with the Foundation Customer Priority in allocating the LNG that is available from the Sabine Pass Facility.

6.	Delivery Point, Title and Risk

6.1	Delivery Point
Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Sabine Pass Facility joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”).

6.2	Title and Risk
Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

7.	Transportation and Loading

7.1	Transportation by Buyer
Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer.

7.2	Sabine Pass Facility

7.2.1
Prior to the Date of First Commercial Delivery and provided the Conditions Precedent set forth in this Agreement are satisfied or waived in accordance herewith, Seller shall cause the Sabine Liquefaction Facility to be constructed and commissioned so as to be able to provide liquefaction services and otherwise to achieve commercial operations completion for making available LNG. During the Term, Seller shall at all times cause to be provided, maintained and operated the Sabine Pass Facility in accordance with the following: (a) International Standards; (b) all terms and conditions set forth in this Agreement; and (c) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals and similar receiving and regasification terminals.

7.2.2	The Sabine Pass Facility shall include the following:

(a)	appropriate systems for communications with LNG Tankers;

(b)
two berths, each capable of berthing an LNG Tanker having a displacement of no more than one hundred sixty-six thousand (166,000) tons, an overall length of no more than one thousand one hundred forty (1,140) feet, a beam of no more than one hundred seventy-five (175) feet, and a draft of no more than forty (40) feet, which LNG Tankers can safely reach, fully laden, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load and unload safely afloat;

(c)
lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Sabine Pass Facility if Seller determines that such operations during nighttime hours could pose safety or operational risks to the Sabine Pass Facility, an LNG Tanker, or a Third Party);

(d)
facilities capable of transferring LNG at a rate of up to an average of twelve thousand (12,000) Cubic Meters per hour at the Delivery Point, with three (3) LNG transfer arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe cargo operations of an LNG Tanker at the required rates, pressures and temperatures;

(f)
facilities allowing ingress and egress between the Sabine Pass Facility and the LNG Tanker by (i) representatives of Governmental Authorities for purposes of LNG transfer operations; and (ii) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Tanker;

(g)
LNG storage facilities, with a total gross capacity of approximately three hundred twenty thousand (320,000) Cubic Meters of LNG (expandable at Seller's option by an additional amount up to one hundred sixty thousand (160,000) Cubic Meters of LNG); and

(h)
LNG liquefaction facilities with each train having the capacity to liquefy Gas and produce not less than two hundred ninety-one thousand seven hundred (291,700) tonnes per Month of LNG, using the ConocoPhillips Optimized Cascade process under license from ConocoPhillips, six (6) General Electric LM2500+ G4 gas turbine driven compressor sets with inlet air humidification, air cooled heat exchanger systems, and a heavies removal system; a BASF-licensed aMDEA acid gas removal unit and a mercury removal system for the pretreatment of feed Gas received at the inlet of the Sabine Pass Facility; propane, ethylene, and amine storage tanks and control and measurement systems, flares, ancillary systems and tie ins between the facilities owned by Seller and those owned by SPLNG.

7.2.3
Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship's stores, provisions and spare parts; and (d) nitrogen rejection or natural gas liquids (NGL) removal. Towing, escort, line handling, and pilot services will not be provided or made available by Seller; Buyer shall be required to obtain such services as described in Section 7.5.3.

7.3	Compatibility of the Sabine Pass Facility with LNG Tankers

7.3.1
Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.2 and any modifications made to the Sabine Pass Facility in accordance with Section 7.3.2. Should an LNG Tanker fail materially either to be compatible with the Sabine Pass Facility, or to be in compliance with the provisions of Sections 7.5 and 7.6, Buyer shall not employ such LNG Tanker until it has been modified to be so compatible or to so comply.

7.3.2
The Parties agree that, after the Effective Date, Seller shall be entitled to modify the Sabine Pass Facility in any manner whatsoever, provided that: (x) such modifications do not render the Sabine Pass Facility incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.2; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG; and (z) such modifications do not otherwise conflict with Seller's obligations hereunder. Notwithstanding the foregoing, Seller may modify the Sabine Pass Facility in a manner that would render it incompatible with an LNG Tanker provided that such modification is required by and is made pursuant to a change in Applicable Laws, Approvals, or International Standards, or is required for safety or environmental reasons.

7.4	Buyer Inspection Rights in Respect of the Sabine Pass Facility

7.4.1
Upon obtaining Seller's prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer's designated representatives may from time to time (including during the period of construction of the liquefaction facilities) inspect the operation of the Sabine Pass Facility so long as such inspection occurs from 8:00 a.m.

Central Time to 5:00 p.m. Central Time on a business day in the United States of America. Any such inspection shall be at Buyer's sole risk and expense. Buyer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Sabine Pass Facility. Buyer's right to inspect and examine the Sabine Pass Facility shall be limited to verifying Seller's compliance with Seller's obligations under this Agreement. No inspection (or lack thereof) of the Sabine Pass Facility by Buyer hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection, shall (a) modify or amend Seller's obligations, representations, warranties and covenants hereunder; or (b) constitute an acceptance or waiver by Buyer of Seller's obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer's inspection of the Sabine Pass Facility pursuant to Section 7.4.1.

7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2
Each LNG Tanker shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Tanker to enter, leave and carry out all required operations at the Sabine Pass Facility. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1st, 1998, as amended from time to time, and at all times be in possession of valid documents of compliance and safety management certificates, and can demonstrate that the LNG Tanker has an effective management system in operation that addresses all identified risks, and provides proper controls for dealing with these risks.

7.5.3
Buyer shall cause Transporter to enter into a tug services agreement (in the form attached hereto as Exhibit E) with Sabine Pass Tug Services, LLC to provide such number and types of tugs, fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Tanker so as to permit safe and efficient movement of the LNG Tanker within the maritime safety areas located in the approaches to and from the Sabine Pass Facility. The fee for tug services pursuant to such tug services agreement shall be as set from time-to-time by Sabine Pass Tug Services, LLC, but shall always be applied on a non-discriminatory basis among all long-term customers (both regasification and liquefaction) of the Sabine Pass Facility. Buyer and Transporter shall be permitted to use other tugs, fireboats and escort vessels that are materially consistent with (or are equivalent in all material respects with) the specifications set forth in Exhibit F if Sabine Pass Tug Services, LLC is in breach or default under the tug services agreement with Buyer's Transporter or the charterparty with the tug owner. Seller shall not be required to provide tugs, fireboats and escort vessels to attend any LNG Tanker and shall not be liable to Buyer in connection with Transporter's failure to enter into such arrangements.

7.5.4
Buyer shall pay all Port Charges directly to the appropriate Person. All charges payable by reason of any LNG Tanker having to shift from berth at the Sabine Pass Facility as a result of the action or inaction of a Party shall be paid by such Party.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)
Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Sabine Pass Facility identified in Section 7.2.2 and any modifications to the Sabine Pass Facility pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity (subject to the Operational Tolerance). If Buyer's LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity (subject to the Operational Tolerance), Buyer shall be deemed to have failed to take the shortfall quantity and Section 5.5 shall apply, except to the extent that such failure is attributable to Seller's delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1(a).

(b)
Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld, each LNG Tanker shall have a gross volumetric capacity between one hundred thirty-five thousand (135,000) Cubic Meters and one hundred eighty thousand (180,000) Cubic Meters.

(c)
Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (ii) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.

(d)
Each LNG Tanker shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd's Register, Bureau Veritas, Det Norske Veritas or any other classification society that is (i) a member of International Association of Classification Societies Ltd. (IACS) and (ii) mutually agreeable to the Parties.

(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)
Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Sabine Pass Facility. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in the waters of the United States of America with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Tanker which causes injury to such protected species.

(g)
The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)
Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Sabine Pass Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(i)	Provided that the Sabine Pass Facility supplies a suitable vapor return line meeting the requirements of Section 7.2.2, then:

(i)
an LNG Tanker with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of loading a full cargo of LNG in a maximum of fifteen (15) hours; and

(ii)
an LNG Tanker with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of loading a full cargo of LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG transferring time (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of one hundred forty thousand (140,000) Cubic Meters.
Time for connecting, cooling, draining, purging and disconnecting of liquid arms shall not be included in the computation of pumping time.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.6.

7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1
During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker's operational schedule, examination of the records related to the LNG Tanker's hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker's deck, engine and official log books; review of records of surveys by the LNG Tanker's classification society and relevant Governmental Authorities; and review of the LNG Tanker's operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker's safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer's obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer's obligations hereunder.

7.6.2	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Sabine Pass Marine Operations Manual.

7.6.3
Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Sabine Pass Facility if such LNG vessel does not comply materially with the provisions of this Agreement, provided that:

(a)
neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel and her operation, nor increase Seller's responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer's obligations under this Agreement shall not be excused or suspended by reason of Buyer's inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1
Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Sabine Pass Facility or the Loading Port thereof on behalf of Buyer, to execute the Port Liability Agreement prior to such LNG Tanker's arrival at the Sabine Pass Facility or the Loading Port thereof. In the event the master of an LNG Tanker fails to execute such Port Liability Agreement, Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims brought against, or Losses incurred by Seller or any of its Affiliates arising from such failure.

7.7.2
Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement, Seller releases Buyer, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the Sabine Pass Facility, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

7.7.3
Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

7.7.4
The form of Port Liability Agreement may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer's ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining, on commercially reasonable terms, full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement and shall provide a copy of the amended Port Liability Agreement to Buyer.

7.8	Sabine Pass Marine Operations Manual
The Parties acknowledge that Seller has delivered to Buyer a copy of the current marine operations manual developed for the Sabine Pass Facility and any amendments thereto as of the Effective Date (as amended, the “Sabine Pass Marine Operations Manual”) which governs activities at the Sabine Pass Facility, consistent with International Standards, and which applies to each LNG Tanker and each other LNG vessel berthing at the Sabine Pass Facility. In the event of a conflict between this Agreement and the Sabine Pass Marine Operations Manual, the provisions of this Agreement shall control. Seller shall promptly notify Buyer upon any amendment to the Sabine Pass Marine Operations Manual and shall provide a copy of the amended Sabine Pass Marine Operations Manual to Buyer. If Buyer notifies Seller of any error or discrepancy in the Sabine Pass Marine Operations Manual or amendment thereto, Seller shall use reasonable efforts to remedy such error or discrepancy promptly.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Sabine Pass Facility.

7.9.2
As soon as practicable after the LNG Tanker's departure from the point of departure en route to the Sabine Pass Facility, Buyer shall notify, or cause the master of the LNG Tanker to notify, Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker and, in reasonable detail, the dimensions, specifications, tank temperatures, volume of LNG onboard, operator, and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect its performance at the Sabine Pass Facility or berth; and

(c)	the ETA.

7.9.3	With respect to each LNG Tanker scheduled to call at the Sabine Pass Facility, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices:

(a)
A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety six (96) hours, stating the LNG Tanker's then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(b)	The forty-eight (48) hour informational notice as required by the Sabine Pass Marine Operations Manual;

(c)
A third notice (“In-Transit Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)
A fourth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA; and

(e)	An NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4
Buyer shall have the right to cause a LNG Tanker to burn Gas as fuel during operations at the Sabine Pass Facility (including while conducting cargo transfer operations). The quantity of Gas burned as fuel pursuant to this Section 7.9.4 shall be determined in accordance with Exhibit A. If Buyer exercises its right pursuant to this Section 7.9.4, all amounts of Gas burned as fuel shall be added to the quantity loaded included in Seller's invoice pursuant to Section 10.1.1, but shall have no impact in respect of Buyer's obligations under Section 5.

7.9.5	All vapor returned to Seller during cool-down or loading operations may be used or disposed of by Seller without compensation to Buyer.

7.10	Notice of Readiness

7.10.1
The master of an LNG Tanker arriving at the Sabine Pass Facility, or such master's agent, shall give to Seller its NOR for loading upon arrival of such LNG Tanker at the PBS, provided that such LNG Tanker has all required Approvals from the relevant Governmental Authorities, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)
For an LNG Tanker arriving at the PBS at any time prior to the Delivery Window allocated to such LNG Tanker, an NOR shall be deemed effective at the earlier of 6:00 a.m. Central Time on such Delivery Window or the time at which the LNG Tanker is all fast at the berth;

(b)	For an LNG Tanker arriving at the PBS at any time during the Delivery Window allocated to such LNG Tanker, an NOR shall become effective at the time of its issuance; or

(c)
For an LNG Tanker arriving at the PBS at any time after the expiration of the Delivery Window, an NOR shall become effective upon Seller's notice to the LNG Tanker that it is ready to receive the LNG Tanker at berth.

7.11	Berthing Assignment

7.11.1
Seller shall berth an LNG Tanker which has tendered NOR before or during its Delivery Window promptly after Seller determines such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth such LNG Tanker by the end of the Delivery Window, but berths such LNG Tanker within seventy-two (72) hours after the end of its Delivery Window, Buyer's sole recourse and remedy for Seller's failure to berth the LNG Tanker by the end of the Delivery Window is demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If, as of the seventy-second (72nd) hour after the end of the Delivery Window, Seller has not berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1, Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Section 5.6.2 shall apply.

7.11.2	For each delivery window period, Seller shall determine the berthing priority among LNG vessels which have tendered NOR before or during their scheduled delivery window as follows:

(a)
The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Seller its NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(b), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR remains valid; and

(b)
The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered Seller its NOR. An LNG vessel with second berthing priority pursuant to this Section 7.11.2(b) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR remains valid.

7.11.3
If an LNG Tanker tenders NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth an LNG Tanker that tenders NOR more than seventy-two (72) hours after the end of its Delivery Window. If, as of the seventy-second (72nd) hour after the end of the Delivery Window, the LNG Tanker has not tendered NOR, and such delay is not attributable to a reason that would result in an extension of allowed berth time under Section 7.14.2(b), Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Sections 5.5.2 and 5.5.3 shall apply.

7.11.4	Seller shall use reasonable efforts (including coordinating with the operator of the Sabine Pass Facility and any Sabine Pass Facility Regasification

Capacity Users) to cause the LNG regasification and loading schedules to be established in a manner that will avoid berthing conflicts between LNG Tankers and other LNG vessels.

7.12	Berth Laytime

7.12.1
The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be (i) for an LNG Tanker with an LNG cargo containment capacity of one hundred forty thousand (140,000) Cubic Meters or less, thirty-six (36) hours and (ii) for an LNG Tanker with an LNG cargo containment capacity of greater than one hundred forty thousand (140,000) Cubic Meters, according to the following formula:

36 + x = Allotted Laytime (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of one hundred forty thousand (140,000) Cubic Meters)
Allotted Laytime shall be extended by any period of delay that is caused by:

(a)	reasons attributable to Buyer, a Governmental Authority, Transporter, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Seller;

(b)	Force Majeure or Adverse Weather Conditions;

(c)
unscheduled curtailment or temporary discontinuation of operations at the Sabine Pass Facility by Seller, necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller's failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

(d)	time at berth during cool-down pursuant to Sections 7.16.1(a) and (c); and

(e)	nighttime transit restrictions.

7.12.2
The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence when the NOR is effective and shall end when (i) the LNG transfer and return lines of the LNG Tanker are disconnected from the Sabine Pass Facility's LNG transfer and return lines and (ii) the cargo documents are on board of the LNG Tanker.

7.12.3	In the event Actual Laytime exceeds Allotted Laytime (including any extension in accordance with Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) calculated pursuant to the following formula:
Daily demurrage rate = US$59,000 + ((US$16,000) x (CPIM/CPI0))
Where
CPIM:    the monthly Consumer Price Index for All Urban Consumers, U.S. city average for all items, not seasonally adjusted (base period: 1982-1984 = 100), as published by the Bureau of Labor Statistics for the U.S. Department of Labor for the third (3rd) Month prior to the Month in which the Delivery Window occurs; and
CPI0:    the CPI applicable to the Month and year in which the Date of First Commercial Delivery occurs.
If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within thirty (30) Days pursuant to Section 10.1.4.

7.12.4
If an LNG Tanker is delayed in berthing at the Sabine Pass Facility and/or commencement of LNG transfer due to an event occurring at the Sabine Pass Facility and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and if, as a result thereof, the commencement of LNG transfer is delayed beyond twenty-four (24) hours after NOR is effective, then, for each full hour by which commencement of LNG transfer is delayed beyond such twenty-four (24) hour period, Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off, equal to the CSP for such Month multiplied by a quantity (in MMBtu) equal to 0.0052% of the cargo containment capacity of such LNG Tanker; provided that in no event shall the quantity of MMBtu used in the calculation of this Section 7.12.4 exceed the quantity of LNG on board the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within thirty (30) Days after the applicable event pursuant to Section 10.1.4.

7.13	LNG Transfers at the Sabine Pass Facility

7.13.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient transfer of LNG hereunder.

7.13.2
During LNG transfer, Seller shall provide or take receipt of (as applicable), through the Sabine Pass Facility vapor return line, Gas in such quantities as are necessary for the safe transfer of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker.

7.13.3	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG transfer.

7.14	LNG Tanker Not Ready for LNG Transfer; Excess Laytime

7.14.1
If any LNG Tanker previously believed to be ready for LNG transfer is determined to be not ready after being berthed, the NOR shall be invalid, and Seller may direct the LNG Tanker's master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Sabine Pass Facility or operations of the Sabine Pass Facility. When an unready LNG Tanker at anchorage becomes ready for LNG transfer, its master shall notify Seller. If, as a result of such LNG Tanker's not being ready to load, Buyer fails to take a cargo, the provisions of Sections 5.5.2 and 5.5.3 shall apply.

7.14.2	The following shall apply with respect to berthing:

(a)	An LNG Tanker shall complete LNG transfer and vacate the berth as soon as possible but not later than the following allowed laytime:

(i)
twenty-four (24) hours from the time the LNG Tanker is all fast at the berth, in the case of an LNG Tanker with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

(ii)	in accordance with the following formula, in the case of an LNG Tanker with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:
24 + x = allowed laytime (in hours)
where:
x = y/12,000 Cubic Meters; and
y = the LNG cargo containment capacity of the LNG Tanker in excess of one hundred forty thousand (140,000) Cubic Meters.

(b)
Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (i) reasons attributable to Seller and any Affiliate of Seller, including SPLNG and Sabine Pass Tug Services, LLC; (ii) reasons attributable to a Governmental Authority; (iii) Force Majeure; and (iv) nighttime transit restrictions.

(c)
If an LNG Tanker fails to depart at the end of its allowed laytime, Seller may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch. Buyer shall reimburse Seller for any and all reasonable and actual Losses that Seller incurs as a result of the LNG Tanker not completing LNG transfer and vacating the berth as required by this Section 7.14.2, including amounts Seller becomes contractually obligated to pay as demurrage or excess boil-off to any Third Party.

(d)
In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.14 and Buyer is not taking actions to cause it to vacate the berth, Seller may effect such removal at the expense of Buyer.

7.15	Cooperation

7.15.1
If any circumstance occurs or is foreseen to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading, unloading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss the problem in good faith with each other and, if appropriate, with other users of the Loading Port, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.15.2
If Buyer is unable to berth an LNG Tanker during its Delivery Window due to a Force Majeure event, each affected Delivery Window during such period shall be cancelled, to the extent affected; provided, however, that Seller shall use reasonable efforts to reschedule the Delivery Window for such LNG Tanker in accordance with Sections 8.3.2 and 14.7.

7.16	Cool-Down and Gas-Up of LNG Tankers

7.16.1
Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Sabine Pass Facility cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, Seller shall provide cool-down service to LNG Tankers at Buyer's request as follows:

(a)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer's request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo's Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo's Delivery Window, provided that Seller shall accept Buyer's request to provide a cool-down service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Seller shall have no obligation to provide a cool-down service pursuant to this Section 7.16.1(a) in excess of: (A) eight (8) total cool-downs during any Contract Year and (B) eighty (80) total cool-downs during the initial Term. All LNG provided by Seller for cooling such LNG Tankers shall be sold, delivered and invoiced by Seller, and paid for by Buyer, at a price equal to the CSP;

(b)
Seller shall provide cool-down service without charge to any LNG Tankers requiring cool-down solely as a result of a delay caused by Seller or Seller's Affiliate, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time; and

(c)
Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b) upon request by Buyer, provided that all LNG provided by Seller for cooling such LNG Tankers shall be sold, delivered and invoiced by Seller, and paid for by Buyer, at a price equal to the CSP.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)
the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation (without deduction of the quantity of vapor returned from the LNG Tanker), shall be determined by reference to the relevant LNG Tanker's cool-down tables;

(b)
the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures mutually established and agreed by both the LNG Tanker and the Sabine Pass Facility; and

(c)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo.

7.16.3	Seller shall use reasonable efforts to obtain all relevant Approvals needed to allow Seller to offer gas-up service to LNG Tankers at the Sabine Pass Facility.

8.	Annual Delivery Program

8.1	Programming Information

8.1.1	No later than one hundred eighty (180) Days before the start of each Contract Year, Seller shall provide Buyer with:

(a)	Seller's good faith estimate of the Gross Heating Value of LNG to be delivered during the coming Contract Year; and

(b)	the Major Scheduled Maintenance Quantity or Inspection Maintenance Quantity for the Contract Year, if any.

8.1.2
Subject to Section 8.3, no less than one hundred ten (110) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer's proposed schedule of receipt of cargoes for each Month of such Contract Year. Such schedule shall be on a reasonably even and ratable basis throughout the year, and Buyer's notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo;

(d)	Buyer's request (if any) for a Round-Up Quantity for such Contract Year;

(e)	the anticipated Discharge Terminal for each proposed cargo, subject to Section 26.1; and

(f)	any other information that may affect annual scheduling.
Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.3
Seller will then notify Buyer no less than eighty-five (85) Days before the start of such Contract Year of Seller's proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer's proposed schedule of receipts requested in accordance with Section 8.1.2; provided that if Buyer fails to deliver the notice according to Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.3. Such notice shall include the following information:

(a)	the AACQ for the Contract Year;

(b)	the Round-Up Quantity or Round-Down Quantity for the Contract Year;

(c)	any Round-Down Quantity not taken in the previous Contract Year and carried forward to the current Contract Year;

(d)	any Round-Up Quantity taken in the previous Contract Year and carried forward as a deduction in the current Contract Year;

(e)	the Major Scheduled Maintenance Quantity or Inspection Maintenance Quantity (if any) for the Contract Year identified by Seller pursuant to Section 8.1.1(b);

(f)	for each cargo:

(i)	the LNG Tanker (if specified by Buyer);

(ii)	the Scheduled Cargo Quantity;

(iii)	the proposed Delivery Window; and

(iv)	the Discharge Terminal; and

(g)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1
Not later than ten (10) Days after receipt of Seller's proposed schedule provided under Section 8.1.3, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule, and Seller shall, no later than fifteen (15) Days after receipt of Buyer's notice, meet and consult with Buyer.

8.2.2
If, prior to the date that is sixty (60) Days before the start of the coming Contract Year, the Parties have agreed on a schedule of deliveries for such coming Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for the coming Contract Year, then not later than sixty (60) Days before the start of such Contract Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.3, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1. The schedule promulgated by Seller shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2. In assigning Delivery Windows Seller shall act in a non-discriminatory manner among Foundation Customers and shall give priority to the requests of Foundation Customers over the requests of other customers.

8.2.3
The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Sections 8.1.3 or 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.4
Seller shall combine the ADP with the similar schedules for the loading of cargoes for the account of other Persons having contractual rights to receive cargoes from Seller at the Sabine Pass Facility, and shall provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows that have been committed by Seller, along with available, uncommitted loading windows at the Sabine Pass Facility. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Persons' delivery windows are changed pursuant to their respective agreements.

8.3	Changes to Annual Delivery Program

8.3.1
Subject to the remainder of this Section 8.3, Buyer may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason. Seller may request by notice a change in the Scheduled Cargo Quantity or the Delivery Window for any cargo in the ADP (including any Ninety Day Schedule) for such Contract Year for operational causes affecting Seller, including Force Majeure.

8.3.2
As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if, in the case of Seller, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Regasification Capacity Users, other Foundation Customers or other buyers of LNG from the Sabine Pass Facility or if, in the case of Buyer, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with the LNG Tankers or Buyer's customers or the requested change would impose additional costs or risks upon Buyer. Seller may not withhold its consent to revise the ADP or Ninety Day Schedule if Buyer's proposed change: (a) consists of the movement of a Delivery Window to dates not currently committed under the Composite ADP; (b) the proposed change is, by the exercise of reasonable efforts on the part of Seller, operationally feasible; and (c) the proposed change does not result in increased costs or decreased revenues to Seller.

8.3.3
Any change to the ADP or Ninety Day Schedule shall not: (a) unless expressly agreed otherwise by both Parties in such amended ADP or Ninety Day Schedule, affect the obligations pursuant to Section 5 of the Party requesting such change; or (b) result in unreasonably unratable deliveries at any time during a Contract Year.

8.3.4
Upon a change to the Delivery Window for a cargo, the ADP and/or Ninety Day Schedule shall be amended accordingly and an updated ADP and/or Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

8.4	Ninety Day Schedule
No later than the twenty-fifth (25th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twenty-fifth (25th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the Annual Delivery Program.

8.5	Force Majeure Affecting LNG Tanker
With respect to any particular cargo, Buyer shall not be entitled to claim Force Majeure relief for an event affecting the LNG Tanker nominated for such cargo if such LNG Tanker was affected by, or could reasonably have been expected to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

9.	Contract Sales Price

9.1	Contract Sales Price

9.1.1	The contract sales price (“CSP”) (expressed in USD per MMBtu) for all LNG made available by Seller to Buyer shall be as follows:
CSP = (1.15 x HH) + Xy
where:

Xy =	the constant applicable for the current Contract Year, as calculated in accordance with Section 9.1.2.

9.1.2
Following the Date of First Commercial Delivery, Xy shall be increased annually, effective as of the first Day of each Contract Year, as soon as the relevant data is available from the US Department of Labor Bureau of Labor Statistics on or after January 1st of each calendar year, by adjusting X0 as follows:

Xy = (0.85 + 0.15 x CPI(y-1) / CPI0) x X0
where:
Xy = the constant for the current Contract Year;
CPI(y-1) = The arithmetic average of the US Department of Labor Bureau of Labor Statistics CPI (All Urban Consumers, U.S., All Items, 1982 - 1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0) for the twelve (12) Months preceding the relevant January 1st determination date;
CPI0 = The arithmetic average of the US Department of Labor Bureau of Labor Statistics CPI (All Urban Consumers, U.S., All Items, 1982 - 1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0) for the twelve (12) Month period between January 1st and December 31st during which the Date of First Commercial Delivery occurs;
Provided, however, that:

(i)
if at any time the US Department of Labor Bureau of Labor Statistics CPI (All Urban Consumers, U.S., All Items, 1982 - 1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0) statistics are adjusted for a relevant period following the adjustment of Xy for that period pursuant to this Section 9.1.2, then (A) Xy during that period shall be recalculated pursuant to this Section 9.1.2, (B) all invoices previously issued by Seller during such period shall be treated as Provisional Invoices, and (C) Seller shall issue a revised invoice reflecting any aggregate credit for Buyer, or debit owed by Buyer, as applicable, in respect of all such Provisional Invoices, as soon as reasonably practicable thereafter;

(ii)	if at any time prior to the end of the Term, any index is discontinued or otherwise no longer published, a comparable index will be substituted pursuant to Section 1.3; and

(iii)	if at any time prior to the end of the Term, any index is rebased, the formula in this Section 9.1.2 shall be adjusted accordingly to properly reflect the rebasing.

10.	Invoicing and Payment

10.1	Invoices

10.1.1
Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The invoice amount shall be the CSP, multiplied by the quantity of LNG loaded on Buyer's LNG Tanker net of Gas returned to Seller during loading.

10.1.2
Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo and completion of mitigation efforts.

10.1.3	Invoices for Cover Damages. Invoices for Cover Damages owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo.

10.1.4
Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.3, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

10.1.5	Notice. Invoices shall be sent in accordance with Section 25.

10.1.6	Provisional Invoices.

(a)
In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (ii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i) of this Section 10.1.6(a), in accordance with Section 1.3, and, in the case of subsection (ii) of this Section 10.1.6(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.3, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall be subject to subsequent adjustment in accordance with Section 10.1.6(b).

(b)
If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party. Seller and Buyer shall settle such debit or credit amount, as the case may be, when payment of the next invoice is due pursuant to Section 10.2 or, if earlier, upon the termination of this Agreement.

10.2	Payment
All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1
Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the tenth (10th) Day after the date on which Buyer received such invoice.

10.2.2	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.2 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.3	Payments for Cover Damages. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Buyer.

10.2.4	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.4 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.5
Payment Method. All invoices shall be settled by payment in USDs of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.6.

10.2.6
Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. A Party shall designate its bank by notice to the other Party initially not later than one hundred twenty (120) Days prior to the Date of First Commercial Delivery and thereafter not less than thirty (30) Days before any redesignation is to be effective.

10.2.7
Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Business Day, then the due date for such invoice shall be the immediately succeeding Business Day. For purposes of this Section 10.2.7 only, if Buyer is the Party required to make a payment, “Business Day” means any Day (other than Saturdays, Sundays and national holidays in India) on which commercial banks are normally open to conduct business in India.

10.3	Disputed Invoice

10.3.1
Payment Pending Dispute. Absent manifest error, each Party invoiced shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting any amounts owed by the Party receiving the invoice, including taxes (except as provided in Section 11.4), exchange charges, or bank transfer charges. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2
Timing. Except with respect to Sections 1.3, 10.3.4, and 14, any invoice may be contested by the receiving Party only pursuant to Section 10.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3
Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4
Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1
Interest. If either Seller or Buyer fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety

(90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2
Costs and Expenses. Subject to Section 21.1.12, each Party shall bear its own costs (including attorneys' or experts' fees or costs) in respect of enforcement of such Party's rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party's sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party's regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party's relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

10.6	Seller's Right to Suspend Performance
If Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD thirty million (US$30,000,000) within five (5) Business Days after the due date thereof, or if at any time Buyer is not in compliance with Section 15.3, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days' notice to Buyer:

10.6.1
Seller may suspend delivering any or all subsequent cargoes until the amounts outstanding under such invoice(s) and interest thereon have been paid in full or Buyer has complied with Section 15.3 of the Agreement.

10.6.2
In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, including its obligation to take any LNG, and Section 5.5 will apply with respect to each cargo scheduled in the Annual Delivery Program or Ninety Day Schedule which is not delivered during the suspension.

10.6.3	During the period that such suspension is effective, Seller shall have no obligation to make available any cargoes to Buyer.

10.7	Final Settlement
Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Seller and Buyer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for amounts due under this Section 10.7, and Seller or Buyer, as the case may be, shall pay such final statement no later than twenty (20) Days after the date of receipt thereof.

11.	Taxes

11.1	Responsibility
Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates harmless from any and all Seller Taxes.

11.2	Seller Taxes
“Seller Taxes” means any taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)
in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)
subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the sale, use or purchase of LNG, if Seller is required by the United States of America or any political subdivision thereof to collect or remit payment thereof;

(d)
by the United States of America, or any political subdivision thereof, that relate to the export, loading, storage, processing, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(e)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any taxes described in Section 11.4.

11.3	Buyer Taxes
“Buyer Taxes” means any taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)
in respect of the revenue, income, or profits of Buyer or its Affiliates (other than taxes required to be deducted or withheld by Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)
in the United States of America or any political subdivision thereof or in any jurisdiction in which any of Buyer's Discharge Terminals are located, or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls, any taxes that relate to the import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any taxes described in Section 11.4.

11.4	Withholding Taxes
If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of taxes (including deductions and withholdings of taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of taxes been made.

11.5	Sales Tax
It is the obligation of the Buyer to provide evidence of exemption to the Seller of any United States of America or any political subdivision thereof sales tax, use tax or any other tax that may be levied or assessed upon the sale or purchase of the LNG. Notwithstanding the foregoing, in the event that the United States of America or any political subdivision thereof levies or assesses sales tax, use tax or any other tax upon the sale or purchase of LNG, Buyer will pay the amount of such tax to Seller for payment to the appropriate taxing authorities.

11.6	Mitigation
Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize taxes for which the other Party is liable under this Section 11, including providing applicable sales and use tax resale or exemption certificates, provided that the other Party shall pay such Party's reasonable costs and expenses in relation thereto.

11.7	Refunds
If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality

12.1	Specification
LNG delivered under this Agreement shall, when converted into a gaseous state, comply with the following specifications (“Specifications”):
Minimum Gross Heat Content (dry)     1000 BTU/SCF
Maximum Gross Heat Content (dry)    1150 BTU/SCF
Minimum methane (C1)    84.0 MOL%
Maximum H2S    0.25 grains per 100 SCF
Maximum Sulfur    1.35 grains per 100 SCF
Maximum N2    1.5 MOL%
Maximum Ethane (C2)    11 MOL%

Maximum Propane (C3)    3.5 MOL%
Maximum Butane (C4) and heavier    2 MOL%
LNG shall contain no water, active bacteria or bacterial agents (including sulfate-reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

12.2	Determining LNG Specifications
LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1	If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, then:

(a)	Seller shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo);

(b)
Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG;

(c)
if Buyer can accept delivery of such cargo, then Buyer shall notify Seller of Buyer's estimate of the direct costs to be incurred by Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG (or to otherwise make such LNG marketable), and, to the extent Seller agrees to such estimate, Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG (or to otherwise make such LNG marketable) prior to and at the Discharge Terminal), provided, however, that Seller's liability shall not exceed one hundred and twenty percent (120%) of the estimate notified by Buyer and agreed by Seller; and

(d)
if Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, or (1) Seller rejects the cost estimate or (2) Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(c), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within seventy-two (72) hours of Buyer's receipt of Seller's notice.

12.3.2
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then:

(a)
if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable), then Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make such LNG marketable)), in an amount not exceeding one hundred percent (100%) of the product of the delivered quantity of such Off-Spec LNG and the CSP; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)
if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable), then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer in writing that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate including by directing Seller to offload such Off-Spec LNG at the Loading Port; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damage, costs and expenses incurred by Buyer, any Affiliate of Buyer, or Transporter as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3	If Buyer rejects a cargo in accordance with Section 12.3.1(d) or 12.3.2(b), Seller shall be deemed to have failed to make available such cargo and Section 5.6.2 shall apply.

13.	Measurements and Tests

13.1	LNG Measurement and Tests
LNG delivered to Buyer, and Gas used as fuel by Buyer, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1
Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

13.3	Selection of Devices
Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is agreed by Buyer and Seller.

13.4	Tank Gauge Tables of LNG Tanker
Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded
Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading in accordance with the terms of Exhibit A.

13.6	Samples for Quality Analysis
Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis
The samples referred to in Section 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1
Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

13.8.2
At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed upon in writing by Buyer and Seller. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered
The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by a mutually appointed independent surveyor agreed upon in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1
Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

13.11	Costs and Expenses

13.11.1
Except as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2
In the event that a Party inspects or requests the testing/verification of any of the other Party's devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof.

13.11.3	The costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure

14.1	Force Majeure
Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Force Majeure, such Party having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, that prevents or delays in whole or in part such Party's performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)	acts of God, the government, or a public enemy; strikes, lockout, or other industrial disturbances;

(b)	wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people;

(c)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(d)
in respect of the Seller: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Sabine Pass Facility or any Connecting Pipeline or (y) the liquefaction and loading facilities at the alternate source agreed by the Parties pursuant to Section 3.1.2 but only with respect to those cargoes which Buyer has agreed may be supplied from such alternate source; and (ii) any event that would constitute an event of force majeure under (A) any agreement that is between Seller and SPLNG and is necessary for Seller to carry out certain obligations hereunder or (B) an agreement between Seller and Cheniere Creole Trail Pipeline, L.P., for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Force Majeure under this Agreement only to the extent such event meets the definition of Force Majeure in this Section 14.1;

(e)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG, subject to Section 14.2.3; and

(f)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

14.1.2
Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1
Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

14.2.2	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party's inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)
the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port other than the Sabine Pass Facility or any alternate source agreed by the Parties pursuant to Section 3.1.2;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)
changes in either Party's market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer's or Seller's Gas or LNG markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment; and

(f)
in the case of Buyer, acts of a Governmental Authority of, or changes in Applicable Laws of, India which affect solely or primarily Buyer and are not generally applicable to all public and private entities doing business in India.

14.2.3
Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(e) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year.

14.3	Notification
A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

14.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

14.3.3	the anticipated portion of Buyer's AACQ for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure.
Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

14.4	Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

14.5	No Extension of Term
The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

14.6	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

14.7	Foundation Customer Priority
Notwithstanding any other provision in this Section 14, during any event of Force Majeure affecting Seller, Seller shall apportion the remaining capacity at the Sabine Pass Facility according to the Foundation Customer Priority. “Foundation Customer Priority” means that Buyer and other Foundation Customers will receive priority for receiving LNG from the remaining available LNG production capacity, if any, at the Sabine Pass Facility in the following manner: all such remaining available LNG production capacity at the Sabine Pass Facility (and the LNG produced therefrom) will be allocated, to the extent practicable, to Buyer based upon the proportionate share of Buyer's AACQ to the adjusted annual contract quantities of all Foundation Customers (including Buyer), without regard to whether the underlying event affects the Designated Train or another liquefaction train, and without regard to whether the remaining available LNG production capacity includes the Designated Train.

15.	Liabilities and Indemnification

15.1	General
Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

15.2	Limitations on Liability

15.2.1
Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses;

(b)	any loss of income or profits;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2
Exclusive Remedies. A Party's sole liability, and the other Party's exclusive remedy, arising under or in connection with Sections 5.5, 5.6, 7.12.3, 7.12.4, 7.14.2(c), and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3
Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.5, 5.6, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.5, 5.6, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 21 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.5, 5.6, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4
Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party's obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.5, 5.6, 7.12.3, 7.12.4, 7.14.2(c), and 12.3 and shall not result in a right of a Party to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5
Remedies in Contract. Except with respect to claims for injunctive relief under Sections 19 and 21.1.11, a Party's sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)
Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)
“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date, (ii) any liability caused by the gross negligence or willful misconduct of Seller or an Affiliate of Seller and (iii) any amounts related to an indemnity obligation of Seller.

(c)	The “Seller Liability Cap” shall be an amount (in USD) equal to:

(i)	on or prior to the fifth (5th) anniversary of the Date of First Commercial Delivery, USD six hundred million (USD 600,000,000); and

(ii)	after the fifth (5th) anniversary of the Date of First Commercial Delivery, USD eight hundred million (USD 800,000,000).

15.2.7	EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS

AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

15.3	Buyer's Credit Support
If Buyer is subject to any merger, consolidation or acquisition or if Buyer novates or assigns this Agreement, Buyer or assignee, as applicable, shall, upon the request of Seller, provide or cause a Guaranty to be provided to Seller, which shall remain in effect for the remainder of the Term.

15.4	Third Party Liability
With respect to Third Party liabilities:

(a)
If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)
The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the

Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)
So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

(d)
In the event any of the conditions in Section 15.4(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)
If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.4(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.4(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

15.5	Seller's Insurance

15.5.1	Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	insurance for the Sabine Pass Facility to the extent required by Applicable Law, and

(b)
additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving, regasification and liquefaction terminal would obtain.

15.5.2
Seller shall obtain or cause to be obtained the insurance required by Section 15.5.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies.

15.6	Buyer's Insurance
Buyer shall ensure that insurances are procured and maintained for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)
Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General
The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties
Both Parties shall endeavor to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Sabine Pass Facility and on board the LNG Tankers.

17.	Representations, Warranties and Undertakings

17.1	Representations and Warranties of Buyer
As of the Effective Date and until the expiration or termination of this Agreement, Buyer represents, undertakes and warrants that:

17.1.1	Buyer is and shall remain duly formed and in good standing under the laws of India;

17.1.2	Buyer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

17.1.3
Buyer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates could be liable; and

17.1.4
neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of Buyer's organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Buyer is a party.

17.2	Representations and Warranties of Seller
As of the Effective Date and until the expiration or termination of this Agreement, Seller represents, undertakes and warrants that:

17.2.1	Seller is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana;

17.2.2	Seller has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

17.2.3
Seller has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could be liable; and

17.2.4
neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Seller's organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Seller is a party.

17.3	Business Practices
Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party's obligations under Section 26.3.

18.	Exchange of Information
The Parties shall maintain close communication and mutually provide and exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

19.	Confidentiality

19.1	Duty of Confidentiality
The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 19.1); or

(c)	independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party.

19.2	Permitted Disclosures

19.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)
to any Person who is such Party's legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)
if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 19.2.1(d) are quoted;

(c)
if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(d)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 19.2.1(d);

(e)	to any bona fide intended assignees of a Party's interests under this Agreement;

(f)	to any Third Party as reasonably necessary for the performance of a Party's obligations under this Agreement;

(g)	to any arbitrator appointed in accordance with Section 21.1.4, or Expert appointed pursuant to Section 21.2.1; or

(h)
to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller or Buyer or any Affiliate of Seller or Buyer or any Affiliate of any of the shareholders of Seller or Buyer, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

19.2.2
The Party making the disclosure shall ensure that any Person listed in Section 19.2.1(a), (c), (d), (e), (f) or (g) to which it makes the disclosure (excluding legal counsel) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 19.1. In the case of a disclosure to an employee made in accordance with Section 19.2.1(c), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

19.2.3
Seller may disclose Confidential Information to its Foundation Customers related to scheduling, operations and other relevant technical information to comply with Seller's performance of Section 8, only to the extent necessary to ensure the effective implementation thereof.

19.2.4	No press release concerning the execution of this Agreement shall be issued unless agreed by the Parties.

19.3	Duration of Confidentiality
The foregoing obligations with regard to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.

20.	Default and Termination

20.1	Termination Events
The following circumstances (each, a “Termination Event”) shall give rise to the right for either or both of Seller and Buyer (as the case may be) to terminate this Agreement:

20.1.1	in respect of either Party, if a Bankruptcy Event has occurred with respect to the other Party;

20.1.2
in respect of either Party, if the other Party fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD seventy-five million (US$75,000,000), for a period of ten (10) Days or more following the due date of the relevant invoice;

20.1.3	in respect of either Party, violation of Sections 17.3 or 26.3.1(ii) by the other Party;

20.1.4	in respect of either Party, in accordance with Section 2.2.5 of the Agreement;

20.1.5
in respect of Seller, if Buyer or assignee (as applicable) has failed to provide the Guaranty required pursuant to Section 15.3, and such failure is not cured by Buyer within ten (10) Business Days thereafter;

20.1.6
in respect of Seller, if Buyer or any Guarantor fails to execute any Direct Agreement with Seller's Lenders within sixty (60) Days after Seller's request thereof, provided that such Direct Agreement complies with the requirements in Section 22.4.2;

20.1.7
in respect of Buyer, if (a) Seller has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure has resulted in Seller being prevented from making available fifty percent (50%) or more of the annualized ACQ during such periods of Force Majeure;

20.1.8
in respect of Seller, if (a) Buyer has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure has resulted in Buyer being prevented from taking fifty percent (50%) or more of the annualized ACQ during such periods of Force Majeure;

20.1.9	in respect of Buyer, pursuant to the terms of Section 4.3.2;
20.1.10in respect of Seller, violation of Section 26.1 by Buyer;
20.1.11in respect of Seller, violation of Section 26.2 by Buyer;
20.1.12in respect of Buyer, if Seller fails to make available (as such obligation for any cargo is set forth in Section 5.6.1) fifty percent (50%) of the cargoes scheduled in any given twelve (12) Month period;
20.1.13in respect of Seller, if Buyer fails to take (as such obligation for any cargo is set forth in Section 5.5.1) fifty percent (50%) of the cargoes scheduled in any given twelve (12) Month period; and
20.1.14in respect of Buyer, pursuant to Section 2.1.1.

20.2	Termination

20.2.1
Notice of Termination. Upon the occurrence of any Termination Event, subject to Section 20.2.5, the Party which has the right under Section 20.1 to terminate this Agreement (“Terminating Party”) may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event (except that any termination notice with respect to a Termination Event identified in Section 20.1.12 or 20.1.13 shall only be valid if notice thereof is provided within ninety (90) Days after such Termination Event first arose).

20.2.2
Timing. Except with respect to the Termination Events described in Section 20.2.3, at any time after the expiry of a period of forty-five (45) Days after the Terminating Party gave notice of a Termination Event pursuant to Section 20.2.1, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

20.2.3
Certain Events. Upon the occurrence of a Termination Event described in Sections 20.1.1, 20.1.3, 20.1.5, 20.1.6, 20.1.7, 20.1.8, 20.1.10, 20.1.11, 20.1.12, and 20.1.13, the Terminating Party's notice pursuant to Section 20.2.1 shall terminate this Agreement immediately.

20.2.4
Rights Accrued Prior to Termination. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination or claims for breaches of Section 19 that occur during the three (3) year period after termination of this Agreement.

20.2.5
Limits to Termination. Neither Seller nor Buyer, respectively, may terminate this Agreement if the Termination Event occurs solely because of a breach by the non-terminating Party arising from events for which that non-terminating Party would otherwise be entitled to terminate this Agreement.

20.3	Survival
The following provisions shall survive expiration or termination of this Agreement: Sections 1, 10, 11, 13.8.2, 15, 19 (to the extent provided therein), and 21 to 26, in addition to this Section 20.3.

21.	Dispute Resolution and Governing Law

21.1	Dispute Resolution

21.1.1
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 21.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

21.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

21.1.3
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

21.1.4
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 21, (a) Buyer, any Guarantor and all persons whose interest in this Agreement derives from them shall be considered as one party; and (b) Seller and all persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

21.1.5
Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement and/or under any Guaranty, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

21.1.6	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be London, United Kingdom.

21.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

21.1.8
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 25, as well as any other procedure authorized by law.

21.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 25.
21.1.10Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

21.1.11Interim Measures. Any party to the Dispute may apply to a court in New York, New York, United States of America for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal's rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
21.1.12Costs and Attorneys' Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal.
21.1.13Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.
21.1.14Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.
21.1.15Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

21.1.16Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Section 19) to the extent necessary to enforce this Section 21.1.16 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

21.2	Expert Determination

21.2.1
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 21.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC's Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

21.2.2
Final and Binding. The Expert's decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 21.1 within thirty (30) Days of the date the Expert's decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators;

(b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

21.2.3
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A hereto, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 21.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

21.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

21.4	Immunity

21.4.1
Each Party, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any right of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

21.4.2	Each Party irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts;

(b)
consents in respect of the enforcement of any judgment against it in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

22.	Assignments

22.1	Merger, Consolidation, Acquisition
This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer by merger, consolidation or acquisition, provided in the case of Buyer, the Guaranty required by Section 15.3, if any, is provided to Seller prior to such event.

22.2	Assignment by Buyer

22.2.1
Prior Written Consent. Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	a Guaranty as required by Section 15.3, if any, is provided to Seller prior to such novation or assignment; and

(b)
such assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller.

22.2.2	Without Prior Consent. Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, without Seller's prior consent, to an Affiliate of Buyer, provided that:

(a)	a Guaranty as required by Section 15.3, if any, is provided to Seller prior to such novation or assignment;

(b)
such Affiliate assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller; and

(c)	performance of this Agreement by Seller with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.

22.2.3
Further Obligations. Upon an assignment in whole by Buyer in accordance with this Section 22.2, Buyer shall be released from all further obligation, duty or liability under this Agreement, other than any obligation, duty, or liability arising prior to the date of effectiveness of such assignment.

22.3	Assignments by Seller

22.3.1
Prior Written Consent. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, upon the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), provided that the assignee assumes all of the obligations of Seller under this Agreement commencing as of the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer; provided, however, that if the assignee is an Affiliate of Seller and will be an owner of the Sabine Liquefaction Facility, Buyer shall be deemed to consent to such assignment of this Agreement.

22.3.2
Without Prior Consent. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, without Buyer's prior consent, to Seller's Lenders or SPLNG's Lenders, provided that such Lender assumes all of the obligations of Seller under this Agreement commencing on the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer.

22.3.3
Further Obligations. Upon an assignment by Seller, in accordance with this Section 22.3, Seller shall be released from all further obligation, duty or liability under this Agreement other than any obligation, duty or liability arising prior to the date of effectiveness of such assignment.

22.4	Seller Financing

22.4.1
Lender Financing. Seller shall have the right to obtain financing from Lenders. In connection with any financing or refinancing of the Sabine Liquefaction Facility, Buyer, shall, if so requested by Seller, deliver to Seller's Lenders or the agent acting on behalf of any such Lenders (“Lenders' Agent”) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, and such other items as available and upon reasonable request by Lenders or Lenders' Agent.

22.4.2
Assignment as Security. Buyer further acknowledges and agrees that Seller may assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement or any Guaranty to such Lenders or Lenders' Agent as security for its obligations to Lenders. Accordingly, upon Seller's request pursuant to a notice hereunder, Buyer shall enter into, and in the case of a Guaranty, Buyer shall cause the Guarantor to enter into, direct agreements (each, a “Direct Agreement”) that:

(a)
provide for the assignment and transfer of the assigning Person's rights and obligations under this Agreement or the relevant other agreement to a nominee of Lender following a default by the assigning Person under its lending arrangement; and

(b)
(i) are substantially in the form of Exhibit D (or in the case of a Guarantor, Exhibit D with appropriate modifications), with such revisions as may be required by the Lenders or Lenders' Agent so long as such changes do not materially affect Buyer's or any Guarantor's rights or obligations under this Agreement or any Guaranty, and (ii) such further undertakings that are normal and customary in project financings or refinancings of this type; provided, however, that Buyer shall not be required to provide (or cause to be provided) any guaranty or similar commitment other than the Guaranty (if required pursuant to Section 15.3) in favor of the Lenders, Seller or any other Person.

23.	Contract Language
This Agreement, together with the Schedules and the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

24.	Miscellaneous

24.1	Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

24.2	Entire Agreement
This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

24.3	Third Party Beneficiaries
The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party's rights to enforce a term of this Agreement will be varied or extinguished.

24.4	Amendments and Waiver
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party's failure to enforce such right or remedy.

24.5	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

24.6	Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

25.	Notices

25.1	Form of Notice

25.1.1
Except as expressly set forth herein, any notice, invoice or other communication from one of the Parties to the other Party (or, where contemplated in this Agreement, from or to the Transporter or the master of the LNG Tanker), which is required or permitted to be made by the provisions of this Agreement shall be:

(a)	made in the English language;

(b)	made in writing;

(c)
(i) delivered by hand or sent by courier to the address of the other Party which is shown below or to such other address as the other Party shall by notice require or; (ii) be sent by facsimile to the facsimile number of the other Party which is shown below or to such other facsimile number as the other Party shall by notice require or; (iii) with respect to any notice, invoice or other communication to be sent pursuant to Sections 7, 8 or 12 (or others as may be agreed by the Parties), be sent by electronic mail to the e-mail address of the other Party which is show below or to such other e-mail address as the other Party shall by notice require; and

(d)	marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.

25.1.2	The addresses of the Parties for service of notices are as follows:
Seller:    Sabine Pass Liquefaction, LLC
700 Milam Street
Suite 800
Houston, TX 77002
USA
Tel: +17133755121
Fax: +17133756121
E-mail: Customer.Coordination@Cheniere.com
Attention: Commercial Operations
Buyer:    GAIL (India) Limited
GAIL Bhawan, 16, Bhikaiji Cama Place
R.K. Puram, New Delhi -- 110066
India
Tel: +911126165512
Fax: +911126185941
E-mail: international.group@gail.co.in
Attention: General Manager (Gas Sourcing)

25.2	Effective Time of Notice

25.2.1
Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Section 25 shall be deemed to be received by the other Party if delivered by hand or by courier, on the Day on which it is received at that Party's address or, if sent by facsimile, on the next Day on which the office of the receiving Party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed. The foregoing shall not apply to notices or communications sent by facsimile or e-mail under Sections 7.9.2, 7.9.3, and 7.10, which shall be deemed effective at the time transmitted to the facsimile number shown above or such other number or electronic mail address previously notified by the receiving Party.

25.2.2
Without limiting the meaning of the word “received” for the purpose of the preceding paragraph, a notice which is delivered by hand or by courier shall be deemed to have been received at a Party's address if it is placed in any receptacle normally used for the delivery of post to the address of that Party.

25.2.3	Any notice given by facsimile or electronic mail shall be subsequently confirmed by letter, unless otherwise agreed, but without prejudice to the validity of the original notice.

26.	Business Practices

26.1	Trade Law Compliance.
Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in Ordering Paragraph D of DOE/FE Order No. 2961, issued May 20th, 2011 in FE Docket No. 10-111-LNG and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Seller that identifies the country of destination, upon delivery, into which the exported LNG was actually delivered during each prior Month, and to include in any resale contract for such LNG the necessary conditions to insure that Seller is made aware of all such actual destination countries. Alternatively, if Buyer resells or transfers LNG purchased hereunder to countries identified in Ordering Paragraph B of DOE/FE Order No. 2833, issued September 7th, 2010 in FE Docket No. 10-85-LNG, Buyer acknowledges and agrees that it may resell or transfer LNG purchased hereunder for delivery only to the countries identified in Ordering Paragraph B of such Order and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause any Export Authorization to be withdrawn, revoked or not renewed. Buyer shall promptly provide to Seller all information required by Seller and SPLNG to comply with the Orders described in this Section 26.1 and shall provide the delivery destination report (as described in this Section 26.1) for all LNG sold hereunder to Seller and SPLNG not later than the fifteenth (15th) Day of the Month following the Month in which any relevant LNG is delivered to the country of destination. In addition to the information required in the first sentence of this Section 26.1, such delivery destination report for each LNG shall contain any other information required by the Export Authorization.

26.2	Use of LNG
At all times during the Term, Buyer shall, with respect to all LNG delivered by Seller to Buyer pursuant to this Agreement resell such LNG to other Persons provided that the transfer by Buyer to a Transporter of gas that boils off from a cargo in transit from the Delivery Point shall be considered to be a sale.

26.3	Prohibited Practices

26.3.1
Each Party agrees that in connection with this Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (i) violate any Applicable Law applicable to that Party, or (ii) cause the other Party to be in violation of any Applicable Law applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

26.3.2
Without limiting Section 26.3.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

26.4	Records; Audit
Each Party shall keep all records necessary to confirm compliance with Sections 26.1, 26.2, 26.3.1(ii), and 26.3.2 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Sections 26.1, 26.2, 26.3.1(ii), or 26.3.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an Independent Auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any Independent Auditor under this Section 26.4 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Sections 26.1, 26.2, 26.3.1(ii) or 26.3.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Sections 26.1, 26.2, 26.3.1(ii), or 26.3.2, as applicable.

26.5	Indemnity
Each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party's breach of any or all of Section 26.1, Section 26.3, or Section 26.4 or the breach of the representation and warranty in Section 17.3.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:		BUYER:

SABINE PASS LIQUEFACTION, LLC		GAIL (INDIA) LIMITED

/s/ H. Davis Thames		/s/ Prabhat Singh
Name:	H. Davis Thames	Name:	Prabhat Singh
Title:	Executive Vice President	Title:	Director (Marketing)

EXHIBIT A
MEASUREMENT
1.    Parties to Supply Devices
a)    General. Unless otherwise agreed, Buyer and Seller shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.
b)    Buyer Devices. Buyer or Buyer's agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.
c)    Seller Devices. Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Sabine Pass Facility.
d)    Dispute. Any Dispute arising under this Exhibit A shall be submitted to an Expert under Section 21.2 of this Agreement.
2.    Selection of Devices
All devices provided for in this Exhibit A shall be approved by Seller, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Buyer and Seller. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.
3.    Verification of Accuracy and Correction for Error
a)    Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

b)    Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.3.2 of this Agreement.
c)    Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Seller's measurement devices shall be borne by Seller, and all costs and expenses for testing and verifying Buyer's measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Section 13.11.3 of this Agreement.
4.    Tank Gauge Tables of LNG Tankers
a)    Initial Calibration. Buyer shall arrange or caused to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. Buyer shall provide Seller or its designee, or cause Seller or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.
Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).
b)    Presence of Representatives. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.
c)    Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Buyer's agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between Buyer and Seller representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.
5.    Units of Measurement and Calibration
The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system

2

of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.
6.    Accuracy of Measurement
All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer's recommendations. In the absence of a manufacturer's recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:
a)    Liquid Level Gauging Devices.
Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.
The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.
The liquid level in each LNG tank shall be logged or printed.
b)    Temperature Gauging Devices.
The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.
The measurement accuracy of the temperature gauging devices shall be as follows:
(i)    in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);
(ii)    in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).
The temperature in each LNG tank shall be logged or printed.
c)    Pressure Gauging Devices.
Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.
The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

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The pressure in each LNG tank shall be logged or printed.
d)    List and Trim Gauging Devices.
A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.
The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) degrees for trim.
7.    Gauging and Measuring LNG Volumes Delivered
a)    Gauge Tables. Upon Seller's representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, Buyer or Buyer's representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.
b)    Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker's tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.
c)    Gauging Process. Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Seller's representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
d)    Records. Copies of gauging and measurement records shall be furnished to Seller immediately upon completion of loading.
e)    Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the primary gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.
Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.
Five (5) readings shall be made following manufacturer's recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

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f)    Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.
In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.
Buyer shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.
The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.
The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.
g)    Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.
Buyer shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.
The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.
Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.
h)    Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used.

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8.    Samples for Quality Analysis
a)    General. Representative liquid samples shall be collected from an appropriate point located as close as practical to the loading line starting one (1) hour after full loading rate is reached and ending one (1) hour before ramping down from the full loading rate. A sample shall be taken and analyzed at least once every twenty (20) minutes by an on-line chromatograph during this period. Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded. These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The resulting analyses, which are generally proportional to time, will be arithmetically averaged to yield an analysis that is representative of the loaded LNG cargo. This arithmetically averaged analysis shall be used for all appropriate calculations associated with the delivered LNG cargo. If both Seller and the Buyer agree that the result of the arithmetic average does not give a fair representation of the composition of the LNG, both Parties shall meet and decide in good faith the appropriate method to determine the composition of the LNG. Should the automatic sampling system fail during the loading, manual samples shall be collected and analyzed for accounting purposes.
b)    Manual Samples. Prior to the end of the loading cycle, three (3) sets of spot samples shall be collected from the vaporizer at the following intervals during loading, when loading is twenty-five percent (25%), fifty percent (50%), and seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Buyer and Seller. Seller shall retain one (1) sample for a period of thirty (30) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.
Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.
9.    Quality Analysis
a)    Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.
b)    GPA Standard 2261. All samples shall be analyzed by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar

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Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyer of the time Seller intends to conduct a calibration thereof, and Buyer shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyer to be present.
c)    GPA Standard 2377 and 2265. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable. If Hydrogen Sulfide or Carbon Dioxide are detected by the above methods then Seller shall confirm the presence of Hydrogen Sulfide or Carbon Dioxide in accordance with GPA Standard 2261-00 (Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography).
10.    Operating Procedures
a)    Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.
b)    Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each Party.
c)    Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.
11.    Quantities Delivered
a)    Calculation of MMBtu Quantities. The quantity of MMBtu delivered shall be calculated by Seller and verified by Buyer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

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b)    Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.
c)    Determination of Volume of LNG Loaded.
(i)    The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker's boilers or any other gas consuming unit. The gas master valve to the LNG Tanker's boilers or any other gas consuming unit shall remain closed until after the second gauging, unless a regulatory change requires the consumption of gas during the vessel loading operations and/or upon mutual agreement between all parties upon which event the procedure for the measurement of gas consumed during loading shall be calculated in accordance with Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with transfer pumps off and allowing sufficient time for the liquid level to stabilize. Measurements prior to loading and after loading will be carried out based on the condition of the LNG Tanker's lines upon arrival at berth. Since significant volumes of LNG may remain in the LNG Tanker's manifold and crossover, gauging will be performed with these lines in the same condition prior to loading and after loading. If the LNG Tanker's manifold and crossover lines are empty (warm) when measurement is taken before loading commences, they will be emptied prior to measurement following the completion of loading. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, they will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.
The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.
(ii)    Gas returned to the terminal and gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for Buyer's account in accordance with the formula in Paragraph 12.4 of this Exhibit A - MMBtu Calculation of the Quantity of LNG Loaded.
(iii)    If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in Seller's

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onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyer, or cause Buyer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
12.    Calculations
The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.
d     =    density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.
Hi    =    gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.
Hm    =    gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.
Hv    =    gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.
K1    =     volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.
K2    =    volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.
Mi    =    molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.
P     =    average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.
Q    =    number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.
Tl     =    average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.
Tv     =     average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.

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V    =    the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.
Vh    =    the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.
Vb    =    the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.
Vi    =    molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.
Xi    =    molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.
Xm    =    the value of Xi for methane.
Xn    =    the value of Xi for nitrogen.
12.1     Density Calculation Formula
The density of the LNG loaded which is used in the MMBtu calculation in 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:
In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.
12.2    Calculation of Volume Delivered
The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:
12.3     Calculation of Gross Heating Value (Mass Based)
The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:

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12.4    MMBtu Calculation of the Quantity of LNG Loaded
The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:
The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:
(a)    q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;
(b)    q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;
(c)    1 MMBtu corresponds to 1055.06 MJ;
(d)    q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and
(e)    Combining (b) and (d) above yields:
q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.
Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	= the quantity of boil off gas in MJ consumed by the LNG tanker during loading, calculated as follows:
QBOG = (V2 x 55.575)
where:

V2	= the quantity of natural gas consumed by the LNG tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575 =	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15˚C, 1.01325 bar) for both combustion & metering references (tables below).
Quantity of Natural Gas Consumed by LNG Tanker (V2)
The quantity of natural gas consumed by the LNG tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:

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V2    =    Vf - Vi
where:

V2	= the quantity of natural gas consumed by the LNG tanker during loading, stated in kg;

Vf	= the reading of Natural Gas Consumption Meter on board the tanker after the completion of loading, stated in kg; and

Vi	= the reading of Natural Gas Consumption Meter on board the tanker before the start of loading, stated in kg.
12.5    Calculation of Gross Heating Value (Volume Based)
The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:
The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:
(a)    molar gross heating value =
(b)    1 kmol = 2.20462 lbmol;
(c)    1 lbmol = 379.482 SCF;
(d)    hence 1 kmol = 836.614 SCF; and
(e)    Hv =

12.6    Data
(a)    Values    of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222

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Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988
Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.
(b)    Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980
Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied
(c)    Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474

13

19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d)    Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	(0.000039)	(0.000031)	(0.000024)	(0.000021)	(0.000017)	(0.000012)	(0.000009)
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

14

EXHIBIT B
FORM OF PORT LIABILITY AGREEMENT

EXHIBIT C
FORM OF GUARANTY

EXHIBIT D
FORM OF DIRECT AGREEMENT

EXHIBIT G
FORM OF TUG SERVICES AGREEMENT

EXHIBIT H
TUG CHARACTERISTICS